December 17, 2008
Media Contact:  Cynthia Messina, Las Vegas, NV  (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV  (702) 876-7117
FOR IMMEDIATE RELEASE

SOUTHWEST GAS CORPORATION ANNOUNCES
COMPLETION OF TENDER OFFER FOR DEBT SECURITIES

Las Vegas, Nev. – Southwest Gas Corporation (NYSE:  SWX) today announced that it completed its tender offer (the “Offer”) to purchase for cash up to $75 million aggregate principal amount of the Industrial Development Revenue Bonds (Southwest Gas Corporation Project) and the Industrial Development Refunding Revenue Bonds (Southwest Gas Corporation Project) listed in the table below (collectively, the “Bonds”) originally issued by Clark County, Nevada, a political subdivision of the State of Nevada.

As of 5:00 p.m., New York City time, on December 16, 2008, the expiration date for the Offer, Southwest accepted $74,945,000 in aggregate principal amount of the Bonds tendered in the Offer pursuant to the Offer to Purchase for an aggregate of $57,744,231 in tender offer consideration (including accrued and unpaid interest).  The net gain on Bonds purchased and cancelled will be deferred and recorded as a regulatory liability and accreted to income in future periods.

The table below identifies the principal amount of each issue of Bonds validly tendered in the Offer and the principal amount of each issue that Southwest has accepted for purchase, as well as the percentage accepted for each issue.  Because the principal amount of Bonds tendered in the Offer exceeded $75,000,000, only a portion of the tendered Bonds were accepted for purchase.  The Bonds were accepted for purchase in accordance with, and in the order of, the Acceptance Priority Levels set forth in the table below, all in accordance with the terms of the Offer to Purchase.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding Prior to the Offer	Acceptance Priority Level	Aggregate Principal Amount Tendered in the Offer	Aggregate Principal Amount Accepted for Purchase	Percentage Accepted
5.00% Series 2004B(a)	181004CZ3	$75,000,000	1	$43,800,000	$43,800,000	100.0%

4.75% Series 2006A(b)	181004DM1	$56,000,000	2	$31,810,000	$31,145,000	97.9%

5.25% Series 2003D(b)	181004CT7	$20,000,000	3	$19,155,000	$0.00	0.0%

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(a)	Industrial Development Refunding Revenue Bonds (Southwest Gas Corporation Project) originally issued by Clark County, Nevada, a political subdivision of the State of Nevada.

(b)	Industrial Development Revenue Bonds (Southwest Gas Corporation Project) originally issued by Clark County, Nevada, a political subdivision of the State of Nevada.

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The complete terms and conditions of the Offer are set forth in the Offer to Purchase dated December 3, 2008, which was previously sent to holders of the Bonds.

Banc of America Securities LLC served as the exclusive dealer manager for the Offer.

This press release is neither an offer to purchase, nor a solicitation for acceptance of the Offer. Southwest is making the Offer only by, and pursuant to the terms of, the Offer to Purchase.

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